Reading International Reports

Second Quarter 2020 Results and COVID-19 Business Update

Earnings Call Webcast to Discuss 2020 Second Quarter Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Wednesday, August 12, 2020

Culver City, California - (BUSINESS WIRE) August 10, 2020: Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced results for the second quarter and six months ended June 30, 2020.  Reflecting the ongoing impact of the COVID-19 crisis in the jurisdictions in which we operate, the Company’s financial results have been adversely impacted by the temporary closure in March 2020 of our 60 global cinemas and three live theatres in the U.S.  While the COVID-19 pandemic impacted our real estate business in Australia and New Zealand to a lesser degree than our cinema business, many of our tenants in our Australian and New Zealand centers suffered revenue reductions due to the COVID-19 government-imposed restrictions, which resulted in the Company, in some cases, granting rental relief.

“Our diversified business plan has served us well in this pandemic,” said Ellen M. Cotter, President and Chief Executive Officer of Reading International, Inc. “We’re pleased to have advanced our biggest future-value opportunity projects – 44 Union Square, Courtenay Central, and our industrial land in Manukau – despite the ongoing challenges presented by COVID-19 and general and administrative reductions. We are also encouraged by the demand shown in certain theaters in Australia and New Zealand since they re-opened, particularly given the strict seating restrictions imposed in Australia and the lack of new movies being released from the major studios. We anticipate announcing a cinema re-opening date for select U.S. cinemas given the recent announcement by Warner Bros that Christopher Nolan’s Tenet is scheduled to be released on September 3, 2020 in U.S. cinema markets governmentally permitted to open.”

Ms. Cotter continued, “In addition, we are continuing to execute a series of proactive steps designed to preserve cash and enhance Reading’s liquidity as we navigate through the current environment. While the near-term operating environment will remain challenging and the path for the full re-opening of our operations in certain jurisdictions we serve remains unclear, we believe the long-term fundamentals of the cinema business and our real estate assets remain intact. I’d like to thank the women and men of Reading around the world who have developed comprehensive health and safety protocols to protect our guests, communities and employees, and those who have helped safely welcome back our cinema guests in Australia and New Zealand.”

Late in the second quarter of 2020, we began re-opening all of our cinemas in New Zealand and most of our cinemas in Australia. As of today, (i) all our cinemas in New Zealand are operating without social distancing requirements (other than our cinema at Courtenay Central) and (ii) all our cinemas in Australia are opened with social distancing restrictions in place, except for those in the State of Victoria which are closed under government order.  Due to a second wave of the coronavirus, as of August 5, 2020, the local government in the State of Victoria required all cinemas, including seven Reading Cinemas that operate in that state, to close through September 15, 2020.

With respect to our real estate operations in Australia and New Zealand, as of June 30, 2020, despite the fact that over 96% of our third-party tenants had resumed operations, we will be providing certain tenants rental relief through the third quarter of 2020.

The following table summarizes the quarter and six months ended results for June 30, 2020 and 2019, respectively:

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in millions, except EPS)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Revenue	$3.4	$76.0	(96)%	$52.7	$137.5	(62)%
- US	0.8	41.7	(98)%	24.7	74.7	(67)%
- Australia	2.3	28.1	(92)%	24.1	51.9	(54)%
- New Zealand	0.3	6.2	(95)%	3.9	10.9	(64)%
Operating expense	$(25.6)	$(70.3)	64%	$(81.9)	$(133.1)	38%
Segment operating income (loss)(1)	$(18.1)	$10.5	(>100)%	$(20.5)	$14.3	(>100)%
Net income (loss)(2)	$(22.7)	$2.3	(>100)%	$(28.6)	$0.2	(>100)%
EBITDA(1)	$(17.0)	$11.7	(>100)%	$(18.8)	$16.0	(>100)%
Adjusted EBITDA(1)	$(16.9)	$11.9	(>100)%	$(18.6)	$16.6	(>100)%
Basic earnings (loss) per share(2)	$(1.04)	$0.10	(>100)%	$(1.31)	$0.01	(>100)%

(1)

Total segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY OVERVIEW

▪	Operating Results – Cinema and Real Estate

For the second quarter ended June 30, 2020,  our worldwide revenue decreased by 96%, or $72.6 million, to $3.4 million from the same period in 2019, and for the six months ended June 30, 2020, our worldwide revenue decreased by 62%, or $84.8 million to $52.7 million from the same period in 2019.  The decrease in revenue was as a result of the temporary closure of our 60 global cinema and three live theaters due to the COVID-19 pandemic.  These closings were partially mitigated by the re-opening of most of our Australian cinemas and all of our New Zealand theaters in June 2020. And, although most of our centers in Australia remained open through the COVID-19 pandemic, we found it appropriate to grant rent relief to certain of our tenants.

The following factors also contributed to the year-over-year decline:

•

The leases underlying our historically profitable Paris Theatre, Beekman Theatre, and our managed East 86th Street Theatre in New York City expired during the second and third quarters of 2019 and could not be renewed on commercially reasonable terms;

•

We temporarily closed our Consolidated Theatre at the Kahala Mall in Hawaii for a top-to-bottom renovation in December 2019. The renovation is currently on hold due to COVID-19 restrictions on work and travel; and

•

Our global revenues (cinema and real estate) were negatively impacted by adverse foreign currency exchange rates due to the weakening of the Australian and New Zealand dollars against the U.S. dollar. The Australian and New Zealand dollars declined against the U.S. dollar by 6.9% and 6.8%, respectively, measured as of June 30, 2020.

Our revenue decreases were offset to some extent by (i) our December 2019 acquisition of the iconic State Cinema in Tasmania, Australia which features 10 screens, a roof top cinema and bar, a large café, and a bookstore and (ii) the December 2019 opening of our new state-of-the-art Reading Cinema with TITAN LUXE at the Burwood Brickworks shopping center in a suburb of Melbourne, Australia.

As of June 30, 2020, our Australian property portfolio consisted of 80 third-party leased tenants and four Reading Cinemas at Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common. During the second quarter 2020, we continued leasing activity at Newmarket Village, Auburn Redyard, and Cannon Park completing three new leases and three lease renewals. At our Courtenay Central center in Wellington, although most of the center is closed due to seismic concerns, two of our three principal third-party tenants have now resumed trading along Courtenay Place, a well-known restaurant and entertainment street. We also completed one lease renewal at Courtenay Central during the quarter.

Our three live theatres, two in New York City and one in Chicago, have remained closed to the public since mid-March 2020 due to the COVID-19 pandemic. With the current social distancing requirements, we do not expect the producers occupying our live theatres in New York City to resume public performances until early 2021. However, we anticipate the public re-activation of certain stages, which have production budgets that will permit operating at reduced seating capacity, at the Royal George Theatre in Chicago, during the fourth quarter of 2020.

•	Cinema Additions and Pipeline

Due to the COVID-19 pandemic, we have deferred most of our cinema upgrades into later periods and will strategically evaluate when and how to allocate our capital resources based on (i) the status of the pandemic in various markets, (ii) how certain cinemas react to the ramp up of re-opening, and (iii) our overall evaluation of the Company’s liquidity.

In Australia, we previously announced the construction of four new Reading Cinemas pursuant to Agreements to Lease: (i) Altona, VIC, (ii) Traralgon, VIC, (iii) Jindalee, QLD, and (iv) South City Square in Brisbane, QLD. We have an agreement-in-principle with our Altona landlord in the State of Victoria to extend that cinema fit-out handover date. Based on our agreement, the potential opening date of that new cinema will likely be delayed until early 2021. With respect to our Traralgon cinema in the State of Victoria, the landlord has been delayed in turning over the space for cinema fit-out and discussions about the tenancy and scheduling are ongoing. We do not anticipate that the cinema in Traralgon will open in 2020.

The current handover dates expected for the two new cinemas in Queensland are later in fourth quarter 2020 or during 2021.  We will continue to evaluate the timing of these fit-out obligations in light of our capital needs in the future.

•	Global Real Estate Development Activities

The COVID-19 pandemic has also impacted the timing of our real estate development plans.  However, during the pandemic, we nevertheless achieved the following milestones during the second quarter that will enhance the long-term value of our real estate portfolio.

Sepulveda Office Building (Culver City, U.S.) – As previously announced, on May 27, 2020, we leased on a multi-year basis the entire second floor of our headquarter building in Culver City, California (approximately 11,000 usable square feet) to WWP (wwpinc.com), a global company with over 35 years of experience providing the cosmetics and personal care industries with a range of packaging needs. On the date of the lease, possession of the space was turned over to WWP, which is responsible for building out its space.  On a straight-line basis, rent commenced effective May 27, 2020. The “free rent” period expires effective October 1, 2020.

44 Union Square (New York City, U.S.) – Historically known as Tammany Hall, this building with approximately 73,113 square feet of net rentable area overlooks Manhattan’s Union Square.  During the COVID-19 pandemic, New York City shut down non-essential construction and business, including construction work at our site.  However, the construction of the improvements necessary to obtain a core and shell temporary certificate of occupancy were substantially completed prior to the shutdown.  On July 1, 2020, the site re-opened for construction activities, and we anticipate that the core and shell temporary certificate of occupancy will be in place by the end of August 2020, as only the completion of certain fireproofing remains to be completed.

Manukau/Wiri Land Rezoning (Auckland, New Zealand) – We  continued to progress the infrastructure plans for our 64.0-acre property, which we previously re-zoned from agricultural to light industrial uses, and to the remaining 6.4-acre property, zoned for heavy industrial use, each located in the highly sought after industrial market of Manukau/Wiri close to the Auckland Airport.

In June 2020, the Auckland Council granted to us and the adjoining landowner, subject to certain conditions, certain consents required to construct certain infrastructure needed to take advantage of the new light industrial zoning.

Notwithstanding that the Auckland Airport recently announced that the COVID-19 pandemic may lead to an indefinite suspension of certain expansion plans, including the “Park and Ride” facility near our property, we continue to view the industrial property sector as being one of the most resilient in the current economic climate. We believe that the work completed to date has contributed to the overall value of our land in Manukau/Wiri.

Courtenay Central Redevelopment (Wellington, New Zealand) – Located in the heart of Wellington – New Zealand’s capital city – our Courtenay Central property covers 161,071 square feet of land situated proximate to (i) the Te Papa Tongarewa Museum (attracting over 1.5 million visitors annually, pre-COVID) and (ii) across the street from the site of the future Wellington Convention and Exhibition Centre (wcec.co.nz), the capital’s first premium conference and exhibition space, which is due to be completed in 2023. Despite the COVID-19 pandemic, construction for this major public project has resumed and plans include the creation of a public concourse linking through to Wakefield Street, which is across the street from our Courtenay Central project.

As previously reported, damage from the 2016 Kaikoura earthquake necessitated demolition of our nine-story parking garage at the site, and unrelated seismic issues caused us to close major portions of the existing cinema and retail structure in early 2019.  Prior to the COVID-19 pandemic, the real estate team had developed a comprehensive plan featuring a variety of uses to complement and build upon the “destination quality” of the Courtenay Central location. Notwithstanding the COVID-19 pandemic, our real estate team is continuing to work with our consultants, potential tenants, and city representatives to advance our redevelopment plans for this property.

SEGMENT RESULTS

The following table summarizes our segment operating results for the quarter and six months ended June 30, 2020 and 2019, respectively:

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Segment revenue
Cinema
United States	$469	$40,874	(99)%	$23,775	$72,848	(67)%
Australia	500	25,599	(98)%	20,087	47,039	(57)%
New Zealand	248	5,823	(96)%	3,665	10,336	(65)%
Total	$1,217	$72,296	(98)%	$47,527	$130,223	(64)%
Real estate
United States	$306	$880	(65)%	$932	$1,868	(50)%
Australia	1,911	4,052	(53)%	5,489	7,967	(31)%
New Zealand	86	632	(86)%	484	1,159	(58)%
Total	$2,303	$5,564	(59)%	$6,905	$10,994	(37)%
Inter-segment elimination	(98)	(1,851)	95%	(1,782)	(3,716)	52%
Total segment revenue	$3,422	$76,009	(95)%	$52,650	$137,501	(62)%
Segment operating income
Cinema
United States	$(12,097)	$3,013	(>100)%	$(16,582)	$2,193	(>100)%
Australia	(4,337)	5,138	(>100)%	(2,409)	8,239	(>100)%
New Zealand	(820)	1,031	(>100)%	(917)	1,335	(>100)%
Total	$(17,254)	$9,182	(>100)%	$(19,908)	$11,767	(>100)%
Real estate
United States	$(585)	$(73)	(>100)%	$(1,475)	$(47)	(>100)%
Australia	195	1,442	(86)%	1,507	2,746	(45)%
New Zealand	(417)	(24)	(>100)%	(652)	(197)	(>100)%
Total	$(807)	$1,345	(>100)%	$(620)	$2,502	(>100)%
Total segment operating income (loss) (1)	$(18,061)	$10,527	(>100)%	$(20,528)	$14,269	(>100)%
(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Second Quarter Results:

Due to the COVID-19 pandemic, our cinema segment operating income for the second quarter 2020 decreased by $26.4 million, to a loss of $17.3 million when compared to the same period in 2019. This significant decrease is due to the temporary closure of our cinemas due to the COVID-19 pandemic,  partially mitigated by (i) the re-opening of most of our Australian and all of our New Zealand cinemas in June of 2020, (ii) the absence of internal rent revenue from our fee-interest cinemas due to the COVID-19 shutdowns, and (iii) the rent abatements received from a number of our landlords.

Below are the changes in our cinema revenue by market:

•

U.S. cinema revenue decreased by 99%, or $40.4 million, to $0.5 million, due to a 100% decrease in attendance. These decreases were due to the ongoing temporary closures of our U.S. cinemas as a result of the COVID-19 pandemic, and the temporary closure of our Consolidated Theatre at the Kahala Mall in Honolulu since December of 2019 for renovations.

•

Australia’s cinema revenue decreased by 98%, or $25.1 million, to $0.5 million, due to a 99% decrease in attendance. These decreases were due to the ongoing temporary closures of our cinemas in Australia as a result of the COVID-19 pandemic partially mitigated by the re-opening of most of our cinemas in Australia in June of 2020. These results were further impacted by the decline in value of the Australian dollar and a lack of new major studio tentpole releases upon re-opening.

•

New Zealand’s cinema revenue decreased by 96%, or $5.6 million, to $0.2 million, due to a 96% decrease in attendance. These decreases were due to the ongoing temporary closures of our cinemas in New Zealand as a result of the COVID-19 pandemic partially mitigated by the re-opening of our cinemas in New Zealand in June of 2020, excluding Courtenay Central. These results were further impacted by the decline in value of the New Zealand dollar and a lack of new major studio releases upon re-opening.

Six Months Results:

Our cinema segment operating income for the six months ended June 30, 2020 declined significantly by $31.7 million, to a loss of $19.9 million when compared to the same period in 2019. This decrease is attributable to (i) reduced seating occupancy as a result of social distancing measures adopted pre-closure and (ii) the temporary closure of our cinemas, which both led to a significant attendance drop since March 2020, partially mitigated by the re-opening of most of our Australia and New Zealand theaters in June 2020.  Below are the changes in our cinema revenue by market:

•

Revenue in the U.S. decreased by 67%, or $49.1 million, to $23.8 million, primarily due to a 70% decrease in attendance. These decreases were significantly due to the social distancing measures put in place and the ongoing temporary closures since late March 2020 of our U.S. cinemas as a result of the COVID-19 pandemic, the temporary closure of our Consolidated Theatre at the Kahala Mall in Honolulu since December of 2019 for renovations, and the closures of our 86th Street, Paris, and Beekman cinemas since mid-2019.

•

Australia’s cinema revenue decreased by 57%, or $27.0 million, to $20.1 million, primarily due to a 59% decrease in attendance. These decreases were significantly due to the ongoing temporary closures of our cinemas in Australia as a result of the COVID-19 pandemic partially mitigated by the re-opening of most of our cinemas in Australia in June of 2020. These results were further impacted by the decline in value of the Australian dollar.

•

New Zealand’s cinema revenue decreased by 65%, or $6.7 million, to $3.7 million, primarily due to a 65% decrease in attendance. These decreases were significantly due to the temporary closures of our cinemas in New Zealand as a result of the COVID-19 pandemic partially mitigated by the re-opening of our cinemas in New Zealand in June of 2020, excluding Courtenay Central, which remains closed due to seismic concerns. These results were further impacted by the decline in value of the New Zealand dollar.

We continued to accrue and expense monthly rent, during the second quarter of 2020, despite negotiating rent abatement and deferral arrangements with our landlords. We were able to achieve deferral agreements and some abatements from April through July of 2020 with terms of repayment varying, but most repayments starting in 2021. These arrangements will help to preserve our liquidity for the remainder of 2020. Although these negotiations with our landlords are completed on a location-by-location basis, and while no assurances can be given on any future abatement or deferral agreements, we may be able to negotiate additional occupancy relief if there is a delay in the timing of our theatre re-openings.

Real Estate

Second Quarter Results:

For the second quarter ended June 30, 2020, our real estate segment operating income decreased by $2.2 million, to a loss of $0.8 million compared to the same period in 2019 due to (i) occupancy relief granted by the Company to third party tenants in Australia and New Zealand who suffered revenue reductions due to COVID-19 related trading restrictions, (ii) the cessation of intercompany rents in our centers where a Reading Cinemas is a tenant, and (iii) the temporary closures of our U.S. live theatres to public performances due to COVID-19 restrictions. This overall decline was further impacted by the unfavorable foreign currency movements in both Australia and New Zealand, partially offset by payments from portions of license fees of our Live Theatre agreements and by a decrease in operating expense. Real estate revenue decreased by 59%, or $3.3 million, to $2.3 million, compared to the same period in 2019. Operating expense for the quarter ended June 30, 2020 decreased as all capital costs and many operating expenses were significantly reduced, and various projects and maintenance works were postponed. Further, in Australia, various State Revenue Offices (SRO) implemented support measures for commercial landlords whereby land tax relief was provided by way of a percentage of land tax waiver.

Six Months Results:

For the six months ended June 30, 2020,  our real estate segment operating income decreased by $3.1 million, to a loss of $0.6 million compared to the same period in 2019. This decrease is attributable to the temporary closures of our U.S. Live Theatres because of the COVID-19 pandemic. This decline was partially offset by decreases in operating expenses in the U.S. Live Theatres, Australia, and New Zealand. In addition to that, a weakening foreign currency exchange rate also contributed to the decline in operating income.  Real estate revenue decreased by 37%, or $4.1 million, to $6.9 million, compared to the same period in 2019.

Further, referring to our Australian real estate revenue, a federal government Code of Conduct was prepared as a guiding reference for landlords and tenants to assist rental negotiations with regard to abatements.  In addition, state governments have enacted laws to legislate rental relief for eligible tenants, and while the Code of Conduct is often reflected, in part, in this legislation, the states have also decided to draft the legislation at their discretion.  Consistent in the various legislation is a rent relief element with reference to tenancy sales volumes, especially in situations of enforced closure.

CONSOLIDATED AND NON-SEGMENT RESULTS

The consolidated and non-segment results for the quarter and six months ended June 30, 2020 and 2019, respectively, are summarized as follows:

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Segment operating income (loss)	$(18,061)	$10,527	(>100)%	$(20,528)	$14,269	(>100)%
Non-segment income and expenses:
General and administrative expense	(3,907)	(4,670)	16%	(8,288)	(9,710)	15%
Interest expense, net	(2,004)	(2,204)	9%	(3,797)	(4,055)	6%
Other	(483)	271	(>100)%	(810)	223	(>100)%
Total non-segment income and expenses	$(6,393)	$(6,603)	3%	$(12,895)	$(13,542)	5%
Income before income taxes	(24,454)	3,924	(>100)%	(33,423)	727	(>100)%
Income tax benefit (expense)	1,567	(1,630)	>100%	4,580	(573)	>100%
Net income (loss)	$(22,887)	$2,294	(>100)%	$(28,843)	$154	(>100)%
Less: net income (loss) attributable to noncontrolling interests	(185)	(37)	(>100)%	(266)	(53)	(>100)%
Net income (loss) attributable to RDI common stockholders	$(22,702)	$2,331	(>100)%	$(28,577)	$207	(>100)%

Second Quarter and Six Months Net Results

Net income attributable to RDI common stockholders decreased by $25.0 million, to a loss of $22.7 million for the quarter ended June 30, 2020, compared to the same period in the prior year.  Basic Earnings per Share (“EPS”) for the quarter ended June 30, 2020 decreased by $1.14, to a loss per share of $1.04 compared to the quarter ended June 30, 2019,  attributable to a significant decrease in revenue from both our Cinema and Real Estate business segments principally due to the impact of the COVID-19 pandemic, offset to some extent by the re-opening of most of our Australian and all of our New Zealand cinemas (other than our cinema at Courtenay Central) in June of 2020.

Net income attributable to RDI common stockholders decreased by $28.8 million, to a loss of $28.6 million for the six months ended June 30, 2020, compared to the same period in 2019.  Basic EPS for the first six months of 2020 decreased by $1.32, to loss per share of $1.31 from $0.01 in the prior year period. These results were principally attributable to the COVID-19 pandemic, as described above.

Non-Segment General & Administrative Expenses

Non-segment general and administrative expense for the quarter ended June 30, 2020 decreased by 16%, or $0.8 million, to $3.9 million compared to the same period in the prior year.

For the six months ended June 30, 2020, non-segment general and administrative expense decreased by 15%, or $1.4 million, to $8.3 million compared to the six months ended June 30, 2019 due to a decrease in legal fees. Further, in Australia and New Zealand, we have enjoyed the benefits of wage subsidies provided by their respective governments, which have covered, and continue to cover, a high proportion of the costs of our cinema level personnel in Australia and virtually all of the costs of our cinema level personnel in New Zealand. The wage subsidy programs in Australia and New Zealand are currently scheduled to continue through September 25, 2020 and August 11, 2020, respectively. The wage subsidy program in Australia is to be extended but has yet to be codified.

Income Tax Benefit

Income tax benefit for the quarter and six months ended June 30, 2020 increased by $3.2 million and $5.2 million, respectively, compared to the equivalent prior-year period.  The change between 2020 and 2019 is primarily related to tax benefits from the carryback of the Company’s 2019 net operating loss, as a result of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), to 2015 and 2016 tax years where the federal tax rate was 35%, offset by increase in valuation allowance in 2020.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

During the second quarter of 2020, we drew down available operating borrowing capacity under our various credit facilities with Bank of America, N.A. (“BofA”), National Australia Bank (“NAB”) and Westpac New Zealand Limited (“Westpac”) to ensure future liquidity in light of the COVID-19 pandemic. As a result, our total outstanding borrowings were $275.9 million at June 30, 2020. At June 30, 2020, our cash and cash equivalents were $40.4 million, which included approximately $22.9 million in the U.S., $3.8 million in Australia, and $13.7 million in New Zealand.

As a result of the impacts of COVID-19, we did not meet certain covenants in our loan agreements with BofA, NAB, and Westpac for the quarter ended June 30, 2020. In order to preserve its liquidity position, the  Company entered into an amendment (the “BofA Amendment”) to its Second Amended and Restated Credit Agreement with BofA, as administrative agent, and certain banks, dated as of August 7, 2020 (the “U.S. Credit Facility”) that, among other changes, waives the quarterly-tested financial covenants through and including the third quarter of 2021. The BofA Amendment, among other things, increases the interest and fees payable on the U.S. Credit Facility for the duration of the facility. It also adds a monthly-tested minimum liquidity covenant that will apply for the duration of the waiver period.

The Company also entered into an amendment (the “NAB Amendment”) to its AU$120.0 million Revolving Corporate Markets Loan Facility with NAB (the “NAB Facility”), dated as of August 6, 2020, that, among other changes, (i) modifies the Fixed Charge Cover Ratio testing for the quarters through June 30, 2021 so that ratio testing is calculated on each respective quarter’s trading performance, as opposed to annually, and (ii) waives the leverage ratio testing through the quarter ended June 30, 2021. The NAB Amendment also increased the interest and fees payable on the NAB Facility. With respect to our Multi Option Credit Line Facility with Westpac, on July 27, 2020, Westpac (i) waived the Interest Cover ratio test through July 31, 2020, with testing of this covenant resuming September 30, 2020, (ii) increased interest and fees and (iii) continued a $10.3 million (NZ$16.0 million) term deposit.

As a result of the work with our lenders, as of June 30, 2020, we have no covenant breaches to which waivers have not been obtained.

At June 30, 2020,  we had Total Assets, based on book values, of $687.8 million, which was an increase of $12.8 million compared to $675.0 million at December 31, 2019. This increase was primarily driven by the increase in cash and cash equivalents, which was countered by the impact of declining foreign exchange rates in the Australian and New Zealand dollars by 6.9% and 6.8%, respectively.

OTHER INFORMATION

Corporate Matters

On March 10, 2020, our Board of Directors approved the extension of the Stock Repurchase Program and restored the authorization to $26.0 million to purchase Class A shares, expiring March 2, 2022.

For the six months ended June 30, 2020, we invested $0.7 million to repurchase 75,157 shares of Class A Non-Voting Common Stock. These purchases occurred in the first quarter of 2020. The Stock Repurchase Program allows us to repurchase our Class A Non-Voting Common Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

Due to the COVID-19 pandemic and its impact on our overall liquidity, our stock repurchase program will likely take a lower capital allocation priority for the foreseeable future.

In early 2020, our Compensation and Stock Options Committee determined to pay out no cash bonuses, with respect to 2019, to any Reading senior executives, including our CEO. No non-employee director RSUs or stock options have been issued with respect to 2020.

WORKING CAPITAL AND LIQUIDITY

The table below presents the changes in our working capital position and other relevant information addressing our liquidity as of and for the six months ended June 30, 2020 and the preceding four years:

	As of and for the 6-Months Ended	Year Ended December 31
($ in thousands)	June 30, 2020	2019	2018(3)	2017(2)(3)	2016(2)
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$40,364	$12,135	$13,127	$13,668	$19,017
Unused borrowing facility	10,494	73,920	85,886	137,231	117,599
Restricted for capital projects(1)	10,494	13,952	30,318	62,280	62,024
Unrestricted capacity	—	59,968	55,568	74,951	55,575
Total resources at period end	50,858	86,055	99,013	150,899	136,616
Total unrestricted resources at period end	40,364	72,103	68,695	88,619	74,592
Debt-to-Equity Ratio
Total contractual facility	$286,407	$283,138	$252,929	$271,732	$266,134
Total debt (gross of deferred financing costs)	275,913	209,218	167,043	134,501	148,535
Current	40,331	37,380	30,393	8,109	567
Non-current	235,582	171,838	136,650	126,392	147,968
Finance lease liabilities	143	209	—	—	—
Total book equity	105,586	139,616	179,979	181,382	146,890
Debt-to-equity ratio	2.61	1.50	0.93	0.74	1.01
Changes in Working Capital
Working capital (deficit)(4)	$(54,944)	$(84,138)	$(56,047)	$(47,294)	$6,655
Current ratio	0.51	0.24	0.35	0.41	1.10
Capital Expenditures (including acquisitions)	$13,948	$47,722	$56,827	$76,708	$49,166

(1)

This relates to the construction facilities specifically negotiated for: (i) 44 Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015. The New Zealand construction loan expired December 31, 2018.

(2)

Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors).

(3)

See Note 2 – Summary Accounting Policies – Prior Period Financial Statements Correction of Immaterial Errors of the 2019 10-K for the prior period adjustments for accounting for accrued sale tax deemed not material.

(4)

Typically, our working capital is reported as a deficit,  as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of June 30, 2020:

	As of June 30, 2020
(Dollars in thousands)	Available Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$55,000	$—	$—	$—
Bank of America Line of Credit (USA)	5,000	5,000	—	—	—
Union Square Construction Financing (USA)	50,000	39,506	10,494	10,494	—
NAB Corporate Term Loan (AU) (1)	82,716	82,716	—	—	—
Westpac Bank Corporate (NZ) (1)	20,627	20,627	—	—	—
Total	$213,343	$202,849	$10,494	$10,494	$—
(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of June 30, 2020.

The $10.5 million representing borrowings restricted for capital projects consists of the unused borrowing capacity for our 44 Union Square development and construction.

Prior to the COVID-19 pandemic, our overall global operating strategy has been to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). This general strategy was subject to the movement, from time to time, of funds between jurisdictions where circumstances merit such action as part of our goal to minimize our overall cost of capital. This continues to be our general strategy. However, the need to close our cinemas and to offer rent concessions to certain of our tenants have reduced revenues and adversely impacted our liquidity.  Accordingly, we may need to reallocate funds among jurisdictions to meet short-term liquidity needs. We are working on, to the extent feasible, postponing or reprioritizing capital expenditures based on assessments of conditions and liquidity requirements during this time. These determinations will naturally be impacted by the timing of our cinema re-openings, which will likely vary from jurisdiction to jurisdiction.

Non-GAAP Financial Measures

This earnings release presents total segment operating income, and EBITDA and Adjusted EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of Earnings per Share (“EPS”), cash flows or net income as determined in accordance with U.S. GAAP. Total segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss) is presented below:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2020	2019	2020	2019
Net Income (loss)	$(22,702)	$2,331	$(28,577)	$207
Add: Interest expense, net	2,004	2,204	3,797	4,054
Add: Income tax expense (benefit)	(1,567)	1,630	(4,580)	573
Add: Depreciation and amortization	5,266	5,572	10,537	11,166
EBITDA	$(16,999)	$11,737	$(18,823)	$16,000
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	78	171	183	598
Adjusted EBITDA	$(16,921)	$11,908	$(18,640)	$16,598

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on August 12, 2020, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on August 11, 2020 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) an internationally diversified cinema and real estate company is a leading entertainment and real estate company, engaging in the development, ownership, and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, City Cinemas, and State Cinema; live theatres operated by Liberty Theaters in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to the expected timing of the re-opening of our cinemas and theatres and the completion and opening of the 44 Union Square project in New York City, including an issuance of a core and shell temporary certificate of occupancy thereof; our belief regarding the attractiveness of the 44 Union Square project to potential tenants; our expectations regarding the commencement of rental income on our office building; our expectations regarding the resiliency of the industrial property sector in New Zealand; our expectations regarding our stock repurchase program; our expectations regarding credit facility covenant compliance and our ability to continue to obtain necessary covenant waivers; and our expectations of our liquidity and capital requirements and the allocation of funds. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved and may have different views as to future events or our operating performance.

Among the risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
•

the adverse impact of the COVID-19 pandemic which resulted in the temporary shutdown of our global theaters beginning in March 2020, and the adverse effects such pandemic may continue to have on our anticipated cinema re-opening dates and on the dates that public performances will resume in our live theatres in New York City and Chicago;

•	the adverse effects of the COVID-19 pandemic on the Company’s results from operations, liquidity, cash flows, financial condition, and access to credit markets;
•	the adverse impact of the COVID-19 pandemic on short-term and/or long-term entertainment, leisure and discretionary spending habits, and practices of our patrons;
•

the decrease in attendance at our cinemas and theatres after they have re-opened due to (i) continued safety and health concerns, (ii) a change in consumer behavior in favor of alternative forms of entertainment, or (iii) additional regulatory requirements limiting our seating capacity;

•	reduction in operating margins (or negative operating margins) due to the implementation of social distancing and other health and safety protocols;
•	potentially uninsurable liability exposure to customers and staff should they become (or allege that they have become) infected with COVID-19 while at one of our facilities;
•	unwillingness of employees to report to work due to the adverse effects of the COVID-19 pandemic or to otherwise conduct work under any revised work environment protocols;
•	the adverse impact that the COVID-19 pandemic may have on the national and global macroeconomic environment;
•	competition from cinema operators who have successfully used debtor laws to reduce their debt and/or rent exposure;
•	the uncertainty as to the scope and extent of government responses to the COVID-19 pandemic;
•

the disruptions or reductions in the utilization of entertainment, shopping, and hospitality venues, as well as in our operations, due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus,  or to changing consumer tastes and habits;

•	the number and attractiveness to moviegoers of the films released in future periods, and potential changes in release dates for motion pictures;
•	the lack of availability of films in the short- or long-term as a result of (i) major film distributors releasing scheduled films on alternative channels or (ii) disruptions of film production;
•	the amount of money spent by film distributors to promote their motion pictures;
•	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
•

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside-the-home environment;

•

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology, such as, streaming, cable, satellite broadcast, Blu-ray/DVD rentals and sales, and so called “movies on demand”;

•	the impact of certain competitors’ subscription or advance pay programs;
•	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings, and other improvements;
•	the ability to negotiate favorable rent payment terms with our landlords;
•	disruptions during theater improvements;
•	the extent to, and the efficiency with, which we are able to integrate acquisitions of cinema circuits with our existing operations;
•	in the U.S., the impact of any termination of the so called “Paramount Decree;”
•	the risk of damage and/or disruption of cinema businesses from earthquakes as certain of our operations are in geologically active areas; and
•	the impact of protests, demonstrations, and civil unrest on, among other things, government policy, consumer willingness to go to the movies, and the spread of COVID-19.
•	with respect to our real estate development and operation activities:
•

the impact of the COVID-19 pandemic may continue to affect many of our tenants at our real estate operations in the United States, Australia, and New Zealand, their ability to pay rent, and to stay in business;

•	the impact of the COVID-19 pandemic on our construction projects and on our ability to open construction sites and to secure needed labor and materials;

•	uncertainty as to governmental responses to COVID-19;
•	the potential sale of certain non-core real estate assets;
•	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
•	the ability to negotiate and execute lease agreements with material tenants;
•	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
•	the risks and uncertainties associated with real estate development;
•	the availability and cost of labor and materials;
•	the ability to obtain all permits to construct improvements;
•	the ability to finance improvements;
•	the disruptions to our business from construction and/or renovations;
•	the possibility of construction delays, work stoppage, and material shortage;
•	competition for development sites and tenants;
•	environmental remediation issues;
•	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•	the increased depreciation and amortization expense as construction projects transition to leased real property;
•	the ability to negotiate and execute joint venture opportunities and relationships;
•	the risk of damage and/or disruption of real estate businesses from earthquakes as certain of our operations are in geologically active areas;
•

the disruptions or reductions in the utilization of entertainment, shopping and hospitality venues, as well as in our operations, due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus, or to changing consumer tastes and habits; and

•	the impact of protests, demonstrations, and civil unrest on government policy, consumer willingness to visit shopping centers, and the spread of COVID-19, among other things;
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate and previously engaged for many years in the railroad business in the United States:

•	our ability to renew, extend, renegotiate or replace our loans that mature in 2020;
•	our ability to grow our Company and provide value to our stockholders;
•

our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital, and our ability to borrow funds to help cover the cessation of cash flows we are experiencing during the COVID-19 pandemic;

•	our ability to reallocate funds among jurisdictions to meet short-term liquidity needs;
•

expenses, management and Board distraction, and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

•	the relative values of the currency used in the countries in which we operate;
•

the impact that any discontinuance, modification or other reform of London Inter-Bank Offered Rate (LIBOR), or the establishment of alternative reference rates, may have on our LIBOR-based debt instruments;

•	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
•

our labor relations and costs of labor (including future government requirements with respect to minimum wages, shift scheduling, the use of consultants, pension liabilities, disability insurance and health coverage, and vacations and leave);

•

our exposure from time to time to legal claims and to uninsurable risks, such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems, and class actions and private attorney general wage and hour and/or safe work place based claims;

•	our exposure to cybersecurity risks, including misappropriation of customer information or other breaches of information security;
•	the impact of major outbreaks of contagious diseases, such as COVID-19;
•	the availability of employees and/or their ability or willingness to conduct work under any revised work environment protocols;
•

the increased risks related to employee matters, including increased employment litigation and claims relating to terminations or furloughs caused by theater and entertainment themed centers (“ETC”) closures;

•

our ability to generate significant cash flow from operations if our theaters and/or ETCs continue to experience demand at levels significantly lower than historical levels, which could lead to a substantial increase in indebtedness and negatively impact our ability to comply with the financial covenants, if applicable, in our debt agreements;

•	our ability to comply with credit facility covenants and our ability to obtain necessary covenant waivers and necessary credit facility amendments;
•	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

•	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, earthquakes, pandemics, such as COVID-19, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment. Refer to Item 1A - Risk Factors – of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

For more information, contact:

Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc. (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue
Cinema	$1,217	$72,296	$47,527	$130,223
Real estate	2,205	3,713	5,123	7,278
Total revenue	3,422	76,009	52,650	137,501
Costs and expenses
Cinema	(13,660)	(56,235)	(55,952)	(104,564)
Real estate	(1,589)	(2,438)	(4,349)	(4,883)
Depreciation and amortization	(5,266)	(5,572)	(10,537)	(11,166)
General and administrative	(5,102)	(6,034)	(11,047)	(12,518)
Total costs and expenses	(25,617)	(70,279)	(81,885)	(133,131)
Operating income	(22,195)	5,730	(29,235)	4,370
Interest expense, net	(2,004)	(2,204)	(3,797)	(4,054)
Gain (loss) on sale of assets	—	—	—	—
Other income (expense)	19	71	(196)	50
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(24,180)	3,597	(33,228)	366
Equity earnings of unconsolidated joint ventures	(274)	327	(195)	361
Income (loss) before income taxes	(24,454)	3,924	(33,423)	727
Income tax benefit (expense)	1,567	(1,630)	4,580	(573)
Net income (loss)	$(22,887)	$2,294	$(28,843)	$154
Less: net income (loss) attributable to noncontrolling interests	(185)	(37)	(266)	(53)
Net income (loss) attributable to Reading International, Inc. common shareholders	$(22,702)	$2,331	$(28,577)	$207
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(1.04)	$0.10	$(1.31)	$0.01
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(1.04)	$0.10	$(1.31)	$0.01
Weighted average number of shares outstanding–basic	21,742,667	22,894,083	21,749,356	22,901,764
Weighted average number of shares outstanding–diluted	22,095,136	23,059,733	22,102,215	23,074,673

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$40,364	$12,135
Receivables	3,255	7,085
Inventory	1,204	1,674
Prepaid and other current assets	12,630	6,105
Total current assets	57,453	26,999
Operating property, net	247,330	258,138
Operating lease right-of-use assets	217,692	229,879
Investment and development property, net	119,667	114,024
Investment in unconsolidated joint ventures	4,556	5,069
Goodwill	26,008	26,448
Intangible assets, net	4,549	4,320
Deferred tax asset, net	3,386	3,444
Other assets	7,109	6,668
Total assets	$687,750	$674,989
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$28,179	$29,436
Film rent payable	1,551	8,716
Debt - current portion	40,331	36,736
Subordinated debt - current portion	644	644
Derivative financial instruments - current portion	218	109
Taxes payable - current	1,855	140
Deferred current revenue	9,128	11,324
Operating lease liabilities - current portion	21,091	20,379
Other current liabilities	9,400	3,653
Total current liabilities	112,397	111,137
Debt - long-term portion	203,650	140,602
Derivative financial instruments - non-current portion	329	233
Subordinated debt, net	28,796	29,030
Noncurrent tax liabilities	12,697	12,353
Operating lease liabilities - non-current portion	210,560	223,164
Other liabilities	13,735	18,854
Total liabilities	582,164	535,373
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,003,745 issued and 20,067,635 outstanding at June 30, 2020 and 32,963,489 issued and 20,102,535 outstanding at December 31, 2019	231	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2020 and December 31, 2019	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	149,266	148,602
Retained earnings/(deficits)	(7,930)	20,647
Treasury shares	(40,407)	(39,737)
Accumulated other comprehensive income	417	5,589
Total Reading International, Inc. stockholders’ equity	101,594	135,349
Noncontrolling interests	3,992	4,267
Total stockholders’ equity	105,586	139,616
Total liabilities and stockholders’ equity	$687,750	$674,989